Exhibit 99

                     Standard Parking Corporation
  Reports Solid Fourth Quarter; Full-Year 2005 EPS of $1.39 Exceeds Prior Guidance; Company Expects Another Strong Performance in 2006

    CHICAGO--(BUSINESS WIRE)--March 8, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced its results for the fourth quarter and full-year 2005. A solid fourth quarter capped a strong fiscal 2005, yielding full-year net income of $14.7 million and earnings per share of $1.39, compared with $2.6 million and $0.42 in the prior year. 2005 free cash flow was $26.5 million or $2.51 per share.

    2005 Highlights

    -- Revenue (excluding reimbursed management contract expense) and gross profit growth of 7% and 9%, respectively.

    --  EPS of $1.39, exceeded guidance of $1.27 - $1.32.

    --  Free cash flow of $26.5 million, or $2.51 per share.

    -- Total debt reduction of $17.6 million; net debt / EBITDA reduction from 3.3x to 2.7x.

    --  Share repurchase of $6 million.

    2006 Guidance

    --  EPS expected to be in a range of $1.50 - $1.60.

    --  Pre-tax income expected to increase more than 25% over 2005.

    --  Free cash flow expected to be $20 million or higher.

    -- Board authorization to repurchase up to $7.5 million of common stock.

    Commentary

    James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased to report 2005 earnings per share that exceeded prior guidance. As we started 2005, we were confident that the successful IPO and the subsequent momentum from 2004 would carry us to our best year ever. We achieved this despite two significant challenges. Over the course of the year, we recognized a $1.2 million loss, or ($0.11) per share, related to a contract in Minnesota. In the second half of the year, we had to rebuild our New Orleans parking operations in the aftermath of Hurricane Katrina, which impacted EPS by ($0.16) per share. Despite these challenges, in our first full year as a public company we achieved earnings per share of $1.39, compared with $0.42 in the prior year, which exceeded our most recent guidance range of $1.27 - $1.32. Both our actual results and our guidance reflect the use of our substantial NOLs to shield from tax all of our 2005 book income. Our location retention rate for the year improved to 91% from 88% a year ago, and we had a net increase of 20 locations.
    "During the year, we also entered the last phase of Sarbanes-Oxley documentation and testing of our internal controls, costing ($0.08) per share, which required our organization's concentrated focus. We have now completed the assessment of our internal control as it relates to financial reporting, and we are pleased to report that the controls were found to be effective and without material weaknesses. Our independent auditors, Ernst & Young, LLP, have completed their evaluation and testing of our internal control over financial reporting and expect to issue an unqualified opinion."

    Fourth Quarter Operating Results

    Gross profit for the fourth quarter increased by 12% to $18.9 million from $16.9 million a year ago. Excluding the $0.9 million impact of Hurricane Katrina and $1.6 million in favorable insurance loss experience relating to previous quarters in the current year, gross profit in the fourth quarter increased by 8%, driven by strong same location revenue increases at both lease and management locations.
    General and administrative expenses increased by $2.2 million or 26% over the 2004 fourth quarter. General and administrative expenses in the fourth quarter of 2005 included $0.5 million for expenses related to the Sound Parking acquisition and termination of the planned acquisition of System Parking, and $0.2 million for outside consultants and auditors related to Sarbanes-Oxley compliance.
    Net income for the 2005 fourth quarter was $4.1 million, or $0.39 per diluted share, as compared with $4.3 million, or $0.40 per diluted share, a year ago. Earnings per share for the 2005 fourth quarter was impacted by Hurricane Katrina by ($0.10) per share, acquisition-related expenses of ($0.05) per share and deferred tax expense of ($0.05) per share. Offsetting these negative factors was $0.07 per share attributable to premium and interest income resulting from the partial repayment of a long-term receivable related to Bradley Airport, and $0.15 per share attributable to favorable insurance loss experience relating to previous quarters in the current year.
    Given the complexity of the Company's tax situation due to the large amount of net operating loss carryforwards, a more meaningful measure of year-over-year growth is pre-tax income. Pre-tax income for the fourth quarter of 2005 was $0.46 per share, an increase of 28% over the fourth quarter of 2004.
    Total revenue for the quarter, excluding reimbursement of management contract expense, was up by 2% to $62.0 million from $60.6 million a year ago. Reimbursement of management contract expense is excluded because its timing and amount fluctuate substantially for reasons unrelated to the Company's parking services revenue. Strong 15% growth in management contract revenue was offset by a 5% decrease in lease revenue, primarily due to lost business in New Orleans. Excluding New Orleans, same location revenue increased 7% for lease contracts and almost 16% for management contracts.
    Cash and cash equivalents at December 31, 2005 of $10.8 million were relatively unchanged from a year ago. Net of the change in cash, free cash flow of $12.0 million was generated during the quarter, all of which was used to pay down debt. Consequently, despite an increase in prevailing interest rates, the Company was able to hold interest expense relatively flat year-to-year.

    Recent Developments

    During the 2005 fourth quarter, the Company received reimbursement of Bradley Airport deficiency payments totaling $1.0 million compared with having made $0.2 million in net deficiency payments a year ago. For the year, net reimbursement of deficiency payments totaled $1.5 million compared with the Company's having made $2.0 million of net deficiency payments during the same period of 2004, resulting in a positive swing of $3.5 million in cash flow. In connection with these reimbursements, the Company recognized $0.8 million in premium and interest income in the fourth quarter of 2005.
    In January 2006, the Company consummated its previously announced acquisition of the 2 shuttle operations and 55 parking locations operated by Sound Parking. Provisions in long-term employment contracts that the Company entered into with Sound's former principals incentivize them to retain the Company's existing contracts and to expand the Company's presence in the States of Washington, Oregon, Idaho and Alaska.
    Commenting on the Sound acquisition, Mr. Wilhelm said, "The acquisition of Sound Parking gives us a solid anchor in the Pacific Northwest, and adding the principals of Sound Parking will enhance our understanding of that marketplace. Working together, Standard Parking can provide the capital, experience and resources to pursue some of the larger contracts in the region."
    The Company's new contract additions during the quarter highlight the importance of maintaining strong relationships with national and regional real estate developers and REITs. The Company's strong track record with major real estate concerns such as Crescent, Hines, Tishman Speyer and Prime Group Realty Trust has enabled it to win new contracts or renew existing contracts at:

    -- Fountain Place, Dallas (Crescent Real Estate Equities) - an I.M. Pei designed landmark building, comprising over 1.2 million square feet and 1,200 parking spaces.

    -- One IBM Plaza, Chicago (Prime Group Realty) - A premier building designed by renowned architect Mies Van Der Rohe. The property contains over 1.5 million square feet of office space and 850 parking spaces.

    --  200 Park Avenue (the MetLife Building), New York (Tishman
        Speyer) - a prime office building in midtown Manhattan. The operating lease was renewed for a multi-year term.

    -- One South Dearborn, Chicago (Hines) - a new office building containing over 800,000 square feet of space and a 160 space garage.

    Other notable contract developments during the quarter include:

    -- The Company was awarded a contract to operate two valet locations, as well as visitor and guest parking, at the Grand Hyatt in New York City, an entry into the New York premier hotel market.

    -- Bank of America, an existing client for which Standard Parking operates over 125 properties, selected the Company to operate its Los Angeles shuttle program. This program transports Bank of America employees between Union Station and the Bank's various offices.

    Full Year 2005 Results

    Gross profit for the full year 2005 increased 9% to $69.8 million as compared with $63.9 million for 2004 due to solid growth in same location profit from both lease and management locations.
    General and administrative expenses for the year increased by 16% over the same period last year due primarily to the additional costs of being a public company, including $0.8 million related to Sarbanes-Oxley compliance, as well as $0.6 million in acquisition-related expenses. More significant from a long term perspective, during the year the Company invested significant resources to support growth initiatives.
    Operating income for the year was up by almost 20% to $23.6 million from $19.7 million a year earlier, although the mid-year 2004 IPO does not permit a clear year over year comparison.
    Total revenue, excluding reimbursed management contract expense, also increased year over year by almost 7% to $248.0 million in 2005 from $232.5 million in 2004 . At the end of 2005, the Company operated 1,906 locations, a net increase of 20 during the year. The Company's retention rate for the full year 2005 was 91%, compared with 88% in 2004. The retention rate represents the percentage of locations retained for a twelve month period.
    Capital expenditures totaled $4.8 million in 2005, and the Company also entered into $2.6 million of new capital lease obligations intended primarily to fund the purchase of shuttle busses.
    Free cash flow of $26.5 million was generated during 2005 of which $6.0 million was used to repurchase shares and $20.5 million was used to pay down debt. Approximately $8.6 million of this free cash flow was due to fluctuations in working capital, long-term receivables and reserves, resulting in underlying free cash flow generated by the business of approximately $17.9 million. Net debt (total debt less cash) of $81.3 million at year-end was below the range of $85 - $95 million projected at the beginning of the year.
    Wilhelm concluded, "The Company's results for 2005 reflect that we are performing as we set forth at the time of the IPO. We are meeting the key metrics by which we are measured - growth in gross profit and maintaining or increasing our retention rate. We are signing new business at a rate that exceeds lost business, and our new contracts on a per location basis are more profitable than business we have not renewed. Our performance has resulted in both EPS and cash flow increases that have exceeded our guidance range.
    "Our cash flow performance is particularly noteworthy not only because it exceeds what we had set forth at the time of the IPO but because it has enabled us to pay down debt, return value to shareholders, position ourselves to opportunistically pursue acquisitions and invest in strategic initiatives for the future to fuel organic growth.
    "These strategic initiatives include the incubation of follow-on services as a means to increase same location sales in the future. In the past we have been successful in developing transportation as an auxiliary business and we're reaping the benefits of that. We continue to look at other services that will help our clients control their costs and enable us to solidify our client relationships across a broader base."

    2006 Financial Outlook

    Earnings per share for fiscal year 2006 are expected to be in the range of $1.50 - $1.60. This guidance reflects improving results in New Orleans of $0.06 per share. Offsetting the recovery in New Orleans will be the incurrence of stock option compensation expense recognized in accordance with FAS 123R, estimated to be the equivalent of a ($0.04) per share charge. 2006 pre-tax income per share is expected to be in the range of $1.74 - $1.84, an increase of 25% or more over 2005.
    In addition, the Company expects to record a $2.0 million, or ($0.19) per share, deferred tax expense resulting from the deduction of goodwill for tax but not book purposes.
    Due to $62.6 million of net operating loss carryforwards as of December 31, 2005, the Company anticipates that its book tax provision for 2006 will be less than 15%. However, the timing of the recognition of tax benefits may result in wide fluctuations in reported GAAP results. The Company may recognize substantial reductions in the valuation allowance on its deferred tax asset in future quarters. The Company expects its cash tax rate to remain below 5% in 2006.
    These guidance estimates assume 10.6 million diluted shares outstanding and do not include the impact of any acquisitions or mergers that might be completed during the year.
    The Company anticipates capital expenditures of $4 - $5 million during 2006.
    Free cash flow, after capital expenditures, is expected to be $20 million or higher in 2006. The Company expects to continue using free cash flow to:

    --  Fund additional growth

    --  Pay down debt

    --  Return value to shareholders

    After evaluating the $26.5 million of free cash flow that the Company generated in 2005, the Board has decided to authorize the Company to expend up to $7.5 million in 2006 to return value to its shareholders through stock repurchases, subject to lenders' consent and the Company's compliance with applicable covenants and tests. Stock repurchases under this program will partially offset the EPS impact of the charge incurred by reason of the Company's adoption of FAS 123R.
    Six executive vice presidents have notified the Company of their intention to exercise and sell a collective total of approximately 43,000, or 26%, of their vested stock options for a variety of estate planning, tax and other personal reasons. All but 3,000 of these options were originally granted in January 2002 as an incentive to position the Company for an eventual IPO, vested fully at the time of the June 2004 IPO, and expire in January 2012.
    During 2005, the Company used a portion of its free cash flow to reduce total debt by $17.6 million, which lowered net debt to EBITDA from 3.3x to 2.7x. A similar approach to 2006 would result in a further de-levering of the Company, with the potential that its net debt to EBITDA ratio could approach or fall below 2.0x by the end of 2006. Consequently, the Company is beginning to explore alternatives for refinancing all or a portion of its debt in 2006. As part of this process, the Company will evaluate its financial leverage, share repurchase and dividend policies.

    Conference Call

    The Company's quarterly earnings conference call will be held at 10:00 am (CST) on Thursday, March 9, 2006 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes prior to the call in order to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages over 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving more than 60 airports.
    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2004 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of March 8, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).


                     STANDARD PARKING CORPORATION
                      CONSOLIDATED BALANCE SHEETS
          (in thousands, except for share and per share data)

                                                       December 31,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
                      ASSETS
Current assets:
  Cash and cash equivalents                         $10,777   $10,360
  Notes and accounts receivable, net                 40,707    34,608
  Prepaid expenses and supplies                       2,217     2,330
  Deferred income taxes                               1,961         -
                                                   --------- ---------
Total current assets                                 55,662    47,298

Leaseholds and equipment:
  Equipment                                          24,835    23,735
  Leasehold improvements                             17,782    17,687
  Leaseholds                                         36,513    34,815
  Construction in progress                            2,514     2,385
                                                   --------- ---------
                                                     81,644    78,622
  Less accumulated depreciation and amortization    (64,228)  (62,141)
                                                   --------- ---------
                                                     17,416    16,481
Other assets:
  Long-term receivables, net                          4,953     7,317
  Advances and deposits                               1,330     1,816
  Goodwill                                          118,781   118,342
  Intangible and other assets, net                    3,211     3,848
                                                   --------- ---------
                                                    128,275   131,323

Total assets                                       $201,353  $195,102
                                                   ========= =========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $31,174   $26,107
  Accrued rent                                        6,178     4,871
  Compensation and payroll withholdings               8,041     8,595
  Property, payroll and other taxes                   1,933     1,760
  Accrued insurance                                   3,973     2,788
  Accrued expenses                                   10,028     7,780
  Current portion of obligations under credit
   agreements and other                                 977       773
  Current portion of capital lease obligations        2,786     2,739
                                                   --------- ---------
Total current liabilities                            65,090    55,413

Deferred income taxes                                 1,561         -
Long-term borrowings, excluding current portion:
  Obligations under credit agreements                82,938    99,517
  Capital lease obligations                           3,460     4,120
  Other                                               1,947     2,601
                                                   --------- ---------
                                                     88,345   106,238

Other long-term liabilities                          21,944    18,111
Convertible redeemable preferred stock, series D
 18%, par value $100 per share, 10 shares issued
 and outstanding                                          1         1

Common stockholders' equity:
 Common stock, par value $.001 per share;
  12,000,100 shares authorized;  10,126,482 shares
  issued and outstanding as of December 31, 2005,
  and common stock, par value $.001 per share,
  12,000,100 shares authorized; 10,487,003 shares
  issued and outstanding in 2004                         10        10
  Additional paid-in capital                        187,616   193,565
  Accumulated other comprehensive income                419       116
  Accumulated deficit                              (163,633) (178,352)
                                                   --------- ---------
Total common stockholders' equity                    24,412    15,339
                                                   --------- ---------

Total liabilities and common stockholders' equity  $201,353  $195,102
                                                   ========= =========



                           STANDARD PARKING
           CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except for share and per share data)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Parking services
 revenue:
   Lease contracts     $37,573      $39,386     $154,099     $148,752
   Management
    contracts           24,397       21,175       93,876       83,712
                   ------------ ------------ ------------ ------------
                        61,970       60,561      247,975      232,464
   Reimbursement of
    management
    contract
    expense             85,991       84,646      338,679      331,171
                   ------------ ------------ ------------ ------------
Total revenue          147,961      145,207      586,654      563,635

Costs and
 expenses:
Cost of parking
 services:
   Lease contracts      34,790       35,444      141,037      134,548
   Management
    contracts            8,310        8,225       37,101       34,029
                   ------------ ------------ ------------ ------------
                        43,100       43,669      178,138      168,577
   Reimbursed
    management
    contract
    expense             85,991       84,646      338,679      331,171
                   ------------ ------------ ------------ ------------
Total cost of
 parking services      129,091      128,315      516,817      499,748

Gross profit:
   Lease contracts       2,783        3,942       13,062       14,204
   Management
    contracts           16,087       12,950       56,775       49,683
                   ------------ ------------ ------------ ------------
Total gross profit      18,870       16,892       69,837       63,887

General and
 administrative         10,681        8,474       38,922       33,470
Depreciation and
 amortization            1,656        2,234        6,427        6,957
Management fee-
 parent company              -            -            -        1,500
Non-cash stock
 option
 compensation
 expense                     -            6            -        2,299
Valuation allowance
 related to long-
 term receivables            -            -          900            -
                   ------------ ------------ ------------ ------------

Total costs and
 expenses              141,428      139,029      563,066      543,974

Operating income         6,533        6,178       23,588       19,661

Other expenses
 (income):
   Interest
    expense              2,317        2,412        9,398       13,369
   Interest income        (624)        (114)        (841)        (534)
   Gain on
    extinguishment
    of debt and
    other                    -            1            -       (3,832)
                   ------------ ------------ ------------ ------------
                         1,693        2,299        8,557        9,003

Income before
 minority interest
 and income taxes        4,840        3,879       15,031       10,658

Minority interest           56           53          326          349
Income tax
 (benefit) expense         660         (449)         (14)        (112)
                   ------------ ------------ ------------ ------------

Net income before
 preferred stock
 dividends and
 increase in value
 of common stock
 subject to
 put/call                4,124        4,275       14,719       10,421

Preferred stock
 dividends                   -            -            -        7,243
Increase in value
 of common stock
 subject to
 put/call                    -            -            -          538
                   ------------ ------------ ------------ ------------
Net income              $4,124       $4,275      $14,719       $2,640
                   ============ ============ ============ ============

Common Stock Data:
Net income per
 common share:
  Basic                  $0.41        $0.41        $1.43        $0.44
  Diluted                $0.39        $0.40        $1.39        $0.42
Weighted average
 common shares
 outstanding:
  Basic             10,126,482   10,487,003   10,265,785    6,040,389
  Diluted           10,450,360   10,756,395   10,560,415    6,289,591



                     STANDARD PARKING CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
          (in thousands, except for share and per share data)

                                              Year Ended December 31,
                                             -------------------------
                                                2005         2004
                                             ------------ ------------

Operating activities:
Net income before preferred stock dividends
 and increase in value of common stock
 subject to put/call                             $14,719      $10,421
Adjustments to reconcile net income to net
 cash provided by operations:
Depreciation and amortization                      5,782        6,868
Loss on sale of assets                               645           89
Non-cash interest expense                              -          279
Amortization of deferred financing costs             764        1,015
Amortization of carrying value in excess of
 principal                                          (179)      (1,308)
Non-cash stock-based compensation                      -        2,513
Valuation allowance related to long-term
 receivables                                         900            -
Write-off of debt issuance costs                       -        2,385
Write-off of carrying value in excess of
 principal related to the 14% senior
 subordinated second lien notes                        -       (8,207)
Provision for losses on accounts receivable          533          464
Deferred income taxes                               (400)           -

Changes in operating assets and liabilities:
  Notes and accounts receivable                   (5,168)      (6,035)
  Prepaid assets                                     240         (894)
  Other assets                                       358         (194)
  Accounts payable                                 5,068        1,136
  Accrued liabilities                              8,092        2,812
                                             ------------ ------------
Net cash provided by operating activities         31,354       11,344

Investing activities:
Purchase of leaseholds and equipment              (4,762)      (1,378)
Proceeds from the sale of assets                      29           26
Contingent purchase payments                        (316)        (644)
                                             ------------ ------------
Net cash used in investing activities             (5,049)      (1,996)

Financing activities:
Net proceeds from initial public offering              -       46,709
Proceeds from exercise of stock options               14          100
Repurchase of common stock                        (5,963)           -
Repurchase of common stock subject to
 put/call rights                                       -       (6,250)
Proceeds from long-term borrowings                   360            -
Proceeds from senior credit facility                   -       54,550
Payments on senior credit facility               (16,400)     (40,650)
Payments on long-term borrowings                    (213)        (145)
Payments on joint venture borrowings                (618)        (555)
Payments of debt issuance costs                     (126)      (1,409)
Payments on capital leases                        (3,118)      (2,423)
Repurchase of 14% senior subordinated second
 lien notes                                            -      (57,734)
                                             ------------ ------------
Net cash used in financing activities            (26,064)      (7,807)

Effect of exchange rate changes on cash and
 cash equivalents                                    176          349
                                             ------------ ------------

Increase in cash and cash equivalents                417        1,890
Cash and cash equivalents at beginning of
 period                                           10,360        8,470
                                             ------------ ------------

Cash and cash equivalents at end of period       $10,777      $10,360
                                             ============ ============

Cash paid during the period for:
  Interest                                        $8,670      $14,796
  Income taxes                                       400          140

Supplemental disclosures of non-cash
 activity:
Debt issued for capital lease obligations         $2,644       $5,076
Redemption of redeemable preferred stock,
 series C                                              -      (60,389)
Redemption of convertible redeemable
 preferred stock, series D                             -      (56,398)
Note assumed by our parent company related to
 repurchase of common stock subject to
 put/call rights                                       -        5,000
Issuance of 14% senior subordinated second
 lien notes                                            -          375



                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
                            (in thousands)

                               Three months ended  Twelve months ended
                                December 31, 2005   December 31, 2005
                               ------------------- -------------------
Operating income                           $6,533             $23,588
  Depreciation and
   amortization                             1,656               6,427
  Valuation allowance related
   to long-term receivables                     -                 900
  Income tax paid                             (38)               (400)
  Minority interest                           (56)               (326)
  Change in assets and
   liabilities                              3,573              10,011
  Capital expenditures and
   contingent purchase
   payments                                (1,521)             (5,049)
                               ------------------- -------------------
Operating cash flow                       $10,147             $35,151
   Cash interest paid                        (922)             (8,670)
                               ------------------- -------------------
Free Cash Flow (1)                         $9,225             $26,481
  Decrease (Increase) in cash
   and cash equivalents                     2,773                (417)
                               ------------------- -------------------
Free cash flow, net of change
 in cash                                  $11,998             $26,064

(Uses)/Sources of cash:
  Proceeds from (payments on)
   senior credit facility                ($11,400)           ($16,400)
  Net (Payments) on long-term
   borrowings                                (590)             (3,589)
  (Payments) of debt issuance
   costs                                       (8)               (126)
  Proceeds from exercise of
   stock options                                -                  14
  (Repurchase) of common stock                  -              (5,963)

                               ------------------- -------------------
Total (uses) of cash                     ($11,998)           ($26,064)


(1) Reconciliation of Free Cash Flow to Consolidated Statements of
Cash Flow



                            Twelve Months  Nine Months    Three Months
                             December 30,  September 30,  December 30,
                                 2005          2005           2005
                             ------------- ------------- -------------
  Net cash provided by
   operating activities           $31,354       $20,590       $10,764
  Net cash (used in)
   investing activities            (5,049)       (3,528)       (1,521)
  Effect of exchange rate
   changes on cash and cash
   equivalents                        176           194           (18)
                             ------------- ------------- -------------
  Free cash flow                  $26,481       $17,256        $9,225



                     STANDARD PARKING CORPORATION
                  EBITDA AND NET DEBT RECONCILIATION

                                                 Twelve months ended
                                                      December 31,
                                                 ---------------------
                                                   2005       2004
                                                 ---------- ----------
Net Income (1)                                     $14,719    $10,421
Add:
  Interest expense, net                              8,557     12,835
  Income tax (benefit)                                 (14)      (112)
  Depreciation and amortization                      6,427      6,957

EBITDA (2)                                         $29,689    $30,101


Long-term borrowings, excluding current
 portion                                           $88,345   $106,238
Current portion of long-term borrowings              3,763      3,512
less:  Cash and cash equivalents                   (10,777)   (10,360)

Net Debt                                           $81,331    $99,390


Net Debt to EBITDA multiple                            2.7x       3.3x



(1) Net income before preferred stock dividends and increase in value of common stock subject to put/call rights

(2) EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States
(GAAP), and the Company's calculations thereof may not be comparable to that reported by other companies. EBITDA is calculated above as it is a basis upon which the Company assesses their liquidity position and because we believe that this presents useful information to investors regarding a company's ability to service and/or incur indebtedness. This belief is based the Company's negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to their EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.


----------------------------------------------------------------------



Location Count
                                                       December 31,
                                                 ---------------------
                                                   2005       2004
                                                 ---------- ----------
Managed facilities                                   1,643      1,591
Leased facilities                                      263        295
                                                 ---------- ----------
Total facilities                                     1,906      1,886




    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com